Exhibit 3.43

Exhibit 3.41

FTI SMC ACQUISITION LLC

AMENDMENT NO. 1 TO OPERATING AGREEMENT

THIS AMENDMENT No. 1 (this “Amendment”) to the OPERATING AGREEMENT (the “Agreement”) of FYI SMC ACQUISITION LLC, a Maryland limited liability company (the “Company”), is made and entered into as of May 21, 2008, by the Member set forth on Schedule A attached hereto and made a part hereof (the “Member”).

RECITALS

The first Recital is hereby amended to read in its entirety as follows:

“WHEREAS, the Company is a limited liability company that was formed as a limited liability company under the Maryland Limited Liability Company Act, MD. CORPS. & ASS’NS CODE ANN., §4A-l01, et seq. (the “Act”) pursuant to articles of organization filed on February 26, 2008.

All remaining Sections of the Agreement shall remain in fill force and effect without change.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first written above.

MEMBER:

FTI CONSULTING, INC.

By:

Name: Eric B. Miller

Title: Senior Vice President

Schedule A

Member, Address, and Membership Interest

Member and Address Membership Interest

FTI Consulting, Inc. 100%

909 Commerce Road

Annapolis, Maryland 21401